FOR IMMEDIATE RELEASE

May 15, 2007

ILX RESORTS REPORTS FIRST QUARTER RESULTS

PHOENIX, ARIZONA – May 15, 2007 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced a net loss for the first quarter of 2007 of $653,000 or $0.19 per share both basic and diluted.  This compares with net income of $314,000 or $0.09 per share in the first quarter 2006.

Revenue for the three months ended March 31, 2007 was $11.2 million as compared to $12.1 million for the comparable period in 2006.  The decrease in revenue includes reduced sales at the Company’s Sedona sales operation due to factors which have since been addressed.

The first quarter net loss includes operating losses of the Rancho Mañana sales office which will conclude operations within thirty days.  Performance at this office has been impeded by the actions of the sellers of the property who filed litigation against the Company in September 2006.  To avoid the further cost and distraction of litigation, the Company has agreed to settle the matter on acceptable terms.  The 19 constructed units (988 weeks) remain annexed to Premiere Vacation Club and Rancho Mañana continues to be a destination for Premiere Vacation Club members.  First quarter results reflect litigation related legal fees and losses sustained at this previously profitable sales office.  Also included in first quarter results are development costs, expensed as incurred, of First Piggy.

“With the Rancho matter behind us, we are enthusiastic about directing our efforts to positive endeavors including the expansion of our core business through the opening in June of a sales office in thriving Rocky Point, situated proximate to our resort site currently under development,” said Joe Martori, Chairman and CEO.  He continued, “Concurrently, we are proceeding in earnest with First Piggy, our proprietary concept dedicated to promoting savings by children and offering unique marketing and other opportunities.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana (currently being expanded), one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the final planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Nancy J. Stone, Vice Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company's need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, and other risks detailed in ILX's Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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